Exhibit 99.1

Wynn Resorts, Limited Reports Second Quarter 2012

LAS VEGAS, July 17, 2012 (BUSINESS WIRE) — Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the second quarter ended June 30, 2012.

Net revenues for the second quarter of 2012 were $1,253.2 million, compared to $1,367.4 million in the second quarter of 2011. The revenue decline resulted from a 7.1% decrease in revenues from our Macau Operations and an 11.6% decline in our revenues in Las Vegas, as both properties were negatively impacted by lower hold in the 2012 quarter. Adjusted property EBITDA (1) was $384.1 million for the second quarter of 2012, compared to $447.0 million in the second quarter of 2011.

On a US GAAP basis, net income attributable to Wynn Resorts for the second quarter of 2012 was $138.1 million, or $1.37 per diluted share, compared to a net income attributable to Wynn Resorts of $122.0 million, or $0.97 per diluted share in the second quarter of 2011. Net income for the second quarter of 2011 included a $107.5 million charge representing the present value of a charitable contribution made by Wynn Macau.

Adjusted net income (2) attributable to Wynn Resorts in the second quarter of 2012 was $139.0 million, or $1.38 per diluted share (adjusted EPS) compared to an adjusted net income attributable to Wynn Resorts of $200.8 million, or $1.60 per diluted share in the second quarter of 2011. In the second quarter of 2012, we had 101.0 million diluted shares outstanding compared to 125.7 million diluted shares outstanding in the second quarter of 2011, largely due to the redemption of Aruze USA’s 24.5 million shares on February 18, 2012.

Wynn Resorts also announced today that the Company has approved a cash dividend for the quarter of $0.50 per common share. This dividend will be payable on August 14, 2012, to stockholders of record on July 31, 2012.

Macau Operations

In the second quarter of 2012, net revenues were $907.6 million, a 7.1% decrease from the $976.5 million generated in the second quarter of 2011. Adjusted property EBITDA in the second quarter of 2012 was $302.2 million, down 3.9% from $314.3 million in the second quarter of 2011.

Table games results in Macau are segregated into two distinct reporting categories, the VIP segment and the mass market segment.

Table games turnover in the VIP segment was $30.3 billion for the second quarter of 2012, a 7.2% decline from $32.7 billion in the second quarter of 2011. VIP table games win as a percentage of turnover (calculated before discounts and commissions) for the quarter was 2.79%, which was at the lower end of the expected range of 2.7% to 3.0% and lower than the 2.89% experienced in the second quarter of 2011.

Despite a 10.0% decrease in the number of mass market table games, drop in the mass market segment was down only 2.7%, from $690.3 million in the second quarter of 2011 to $671.8 million in the June 2012 quarter. Mass market table games win percentage (calculated before discounts) of 29.8% was higher than our expected range of 26% to 28% and above the 27.8% generated in the 2011 quarter.

Slot machine handle declined 22.1% to $1.2 billion as compared to the prior year quarter. Win per unit per day was 4.9% lower at $752, compared to $791 in the second quarter of 2011 as slot count went down by 114 machines.

We achieved an Average Daily Rate (ADR) of $317 for the second quarter of 2012, 1.0% above the $314 reported in the 2011 quarter. The property’s occupancy was 90.0%, compared to 90.5% during the prior year period, and revenue per available room (REVPAR) was $286 in the 2012 quarter, 0.4% above the $284 reported in the prior year quarter. Gross non-casino revenues increased 2.2% during the quarter to $96.7 million.

We currently have 504 tables (290 VIP tables, 203 mass market tables and 11 poker tables) and 939 slot machines.

On May 2, 2012, Wynn Macau’s land concession contract was published in the official gazette of Macau. This concession contract has an initial term of 25 years with the right to renew it for additional successive periods, subject to government approval. The Company anticipates constructing a full scale integrated resort containing a casino, approximately 2,000 rooms and suites, convention, retail, entertainment and food and beverage offerings on this land. The Company currently estimates the project budget to be in the range of $3.5 billion to $4.0 billion.

Las Vegas Operations

For the second quarter ended June 30, 2012, net revenues were $345.6 million, an 11.6% decline from the second quarter of 2011. Adjusted property EBITDA of $81.9 million was down 38.3% versus the $132.7 million generated in the comparable period in 2011. EBITDA margin on net revenues was 23.7% in the second quarter of 2012 compared to 34.0% in the second quarter of 2011.

Net casino revenues in the second quarter of 2012 were $98.6 million, down 37.7% from the second quarter of 2011. Table games drop of $575.6 million was up 7.6% compared to $534.7 million in the 2011 quarter and table games win percentage of 15.0% was significantly below the property’s expected range of 21% to 24% and the 27.6% reported in the 2011 quarter. Slot machine handle of $707.8 million was 3.2% above the $685.6 million in the comparable period of 2011 and net slot win was flat due to lower hold in the 2012 quarter.

Gross non-casino revenues for the quarter were $290.7 million, 5.5% higher than in the second quarter of 2011 due to increases in the hotel and food and beverage segments, which were partially offset by lower retail and entertainment revenues.

Room revenues were up 5.6% to $96.2 million during the quarter, versus $91.1 million in the second quarter of 2011. Average Daily Rate (ADR) was up 5.6% to $254 while occupancy of 87.6% was below the 89.2% experienced in the second quarter of 2011. Revenue per available room (REVPAR) was $222 in the 2012 quarter, 3.8% above the $214 reported in the prior year quarter. During the second quarter of 2012, we had all rooms available for sale while 1.7% of the rooms in the second quarter of 2011 were out due to renovations.

Food and beverage revenues increased 9.8% to $138.4 million primarily due to the strength in the nightclub business. Retail revenues were $21.0 million in the quarter, down 8.0% from last year as we reconfigured the Encore retail area and are in the process of rebranding several retail outlets. Entertainment revenues declined 4.9% to $18.1 million from the second quarter of 2011.

Balance Sheet and other

During the quarter ended June 30, 2012, the company recorded an adjustment to its reserve estimates for casino accounts receivable based on the results of historical collection patterns and current collection trends. This change in estimate was the primary factor that resulted in a $17.3 million credit to the provision for doubtful accounts for the quarter ended June 30, 2012.

Total cash balance at June 30, 2012 was $1.9 billion. Total debt outstanding at the end of the quarter was $5.5 billion, including $3.1 billion of Wynn Las Vegas debt, $403.5 million of Wynn Macau debt and $1.96 billion at the parent company.

Conference Call Information

The Company will hold a conference call to discuss its results on Tuesday, July 17, 2012 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measures

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, stock-based compensation, and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates. Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors. The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”). In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties. However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA. Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) Adjusted net income attributable to Wynn Resorts is net income before pre-opening costs, property charges and other, and other non-cash non-operating income and expenses. Adjusted net income attributable to Wynn Resorts and adjusted net income per share attributable to Wynn Resorts (“EPS”) are presented as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income attributable to Wynn Resorts and adjusted net income attributable to Wynn Resorts per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income attributable to Wynn Resorts to adjusted net income attributable to Wynn Resorts, and (ii) operating income to adjusted property EBITDA and adjusted property EBITDA to net income attributable to Wynn Resorts.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating revenues:
Casino	$953,390	$1,082,043	$2,002,669	$2,088,348
Rooms	124,880	119,998	242,383	235,379
Food and beverage	161,137	147,787	296,277	276,651
Entertainment, retail and other	101,402	102,416	207,311	201,370

Gross revenues	1,340,809	1,452,244	2,748,640	2,801,748
Less: promotional allowances	(87,602)	(84,891)	(181,935)	(174,123)

Net revenues	1,253,207	1,367,353	2,566,705	2,627,625

Operating costs and expenses:
Casino	645,688	684,505	1,320,344	1,308,860
Rooms	33,265	31,887	63,249	62,459
Food and beverage	84,522	74,956	154,918	140,953
Entertainment, retail and other	46,108	54,164	97,766	110,439
General and administrative	99,777	91,912	205,727	179,573
Provision for doubtful accounts	(17,279)	3,784	785	13,945
Depreciation and amortization	93,463	102,052	185,868	203,399
Property charges and other	3,540	111,060	13,826	114,408

Total operating costs and expenses	989,084	1,154,320	2,042,483	2,134,036

Operating income	264,123	213,033	524,222	493,589

Other income (expense):
Interest income	2,483	1,577	4,048	1,976
Interest expense, net of capitalized interest	(73,874)	(58,231)	(135,935)	(116,494)
Increase in swap fair value	2,646	3,135	4,930	7,365
Loss on retirement of debt	—	—	(4,828)	—
Equity in income from unconsolidated affiliates	256	264	721	866
Other	(1,081)	784	(313)	1,701

Other income (expense), net	(69,570)	(52,471)	(131,377)	(104,586)

Income before income taxes	194,553	160,562	392,845	389,003

Benefit (provision) for income taxes	4,740	(5,231)	4,857	(7,337)

Net income	199,293	155,331	397,702	381,666

Less: Net income attributable to noncontrolling interest	(61,229)	(33,300)	(119,074)	(85,831)

Net income attributable to Wynn Resorts, Limited	$138,064	$122,031	$278,628	$295,835

Basic and diluted income per common share:
Net income attributable to Wynn Resorts, Limited:
Basic	$1.38	$0.98	$2.62	$2.39
Diluted	$1.37	$0.97	$2.59	$2.36
Weighted average common shares outstanding:
Basic	99,782	123,970	106,243	123,864
Diluted	101,010	125,729	107,508	125,567

Dividends declared per common share:	$0.50	$0.50	$1.00	$0.50

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED

TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income attributable to Wynn Resorts, Limited	$138,064	$122,031	$278,628	$295,835
Increase in swap fair value	(2,646)	(3,135)	(4,930)	(7,365)
Property charges and other	3,540	111,060	13,826	114,408
Loss on retirement of debt	—	—	4,828	—
Adjustment for noncontrolling interest	(4)	(29,204)	(1,459)	(28,769)

Adjusted net income attributable to Wynn Resorts, Limited (2)	$138,954	$200,752	$290,893	$374,109

Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$1.38	$1.60	$2.71	$2.98

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME TO ADJUSTED PROPERTY EBITDA

AND ADJUSTED PROPERTY EBITDA TO NET INCOME

(amounts in thousands)

(unaudited)

	Three Months Ended June 30, 2012
	Las Vegas Operations	Macau Operations	Corporate and Other	Total
Operating income	$3,538	$225,548	$35,037	$264,123

Depreciation and amortization	62,776	29,985	702	93,463
Property charges and other	2,174	1,366	—	3,540
Management and royalty fees	5,189	36,374	(41,563)	—
Corporate expenses and other	6,809	7,840	2,892	17,541
Stock-based compensation	1,328	1,097	2,781	5,206
Equity in income from unconsolidated affiliates	105	—	151	256

Adjusted Property EBITDA (1)	$81,919	$302,210	$—	$384,129

	Three Months Ended June 30, 2011
	Las Vegas Operations	Macau Operations	Corporate and Other	Total
Operating income	$48,609	$123,737	$40,687	$213,033

Depreciation and amortization	66,253	35,101	698	102,052
Property charges and other	2,560	108,500	—	111,060
Management and royalty fees	5,867	39,280	(45,147)	—
Corporate expenses and other	7,747	6,250	704	14,701
Stock-based compensation	1,559	1,480	2,892	5,931
Equity in income from unconsolidated affiliates	98	—	166	264

Adjusted Property EBITDA (1)	$132,693	$314,348	$—	$447,041

	Three Months Ended June 30,
	2012	2011
Adjusted Property EBITDA (1)	$384,129	$447,041

Depreciation and amortization	(93,463)	(102,052)
Property charges and other	(3,540)	(111,060)
Corporate expenses and other	(17,541)	(14,701)
Stock-based compensation	(5,206)	(5,931)
Interest income	2,483	1,577
Interest expense, net of capitalized interest	(73,874)	(58,231)
Increase in swap fair value	2,646	3,135
Other	(1,081)	784
Benefit (provision) for income taxes	4,740	(5,231)

Net income	199,293	155,331
Less: Net income attributable to noncontrolling interest	(61,229)	(33,300)

Net income attributable to Wynn Resorts, Limited	$138,064	$122,031

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME TO ADJUSTED PROPERTY EBITDA

AND ADJUSTED PROPERTY EBITDA TO NET INCOME

(amounts in thousands)

(unaudited)

	Six Months Ended June 30, 2012
	Las Vegas Operations	Macau Operations	Corporate and Other	Total
Operating income	$23,964	$437,271	$62,987	$524,222

Depreciation and amortization	126,194	58,273	1,401	185,868
Property charges and other	5,892	7,934	—	13,826
Management and royalty fees	10,640	74,433	(85,073)	—
Corporate expenses and other	13,196	14,388	14,711	42,295
Stock-based compensation	2,699	(316)	5,471	7,854
Equity in income from unconsolidated affiliates	218	—	503	721

Adjusted Property EBITDA (1)	$182,803	$591,983	$—	$774,786

	Six Months Ended June 30, 2011
	Las Vegas Operations	Macau Operations	Corporate and Other	Total
Operating income	$97,783	$318,139	$77,667	$493,589

Depreciation and amortization	132,049	70,034	1,316	203,399
Property charges and other	4,590	109,818	—	114,408
Management and royalty fees	11,795	73,774	(85,569)	—
Corporate expenses and other	13,925	12,541	595	27,061
Stock-based compensation	4,424	2,873	5,379	12,676
Equity in income from unconsolidated affiliates	254	—	612	866

Adjusted Property EBITDA (1)	$264,820	$587,179	$—	$851,999

	Six Months Ended June 30,
	2012	2011
Adjusted Property EBITDA (1)	$774,786	$851,999

Depreciation and amortization	(185,868)	(203,399)
Property charges and other	(13,826)	(114,408)
Corporate expenses and other	(42,295)	(27,061)
Stock-based compensation	(7,854)	(12,676)
Interest income	4,048	1,976
Interest expense, net of capitalized interest	(135,935)	(116,494)
Increase in swap fair value	4,930	7,365
Loss on retirement of debt	(4,828)	—
Other	(313)	1,701
Benefit (provision) for income taxes	4,857	(7,337)

Net income	397,702	381,666
Less: Net income attributable to noncontrolling interest	(119,074)	(85,831)

Net income attributable to Wynn Resorts, Limited	$278,628	$295,835

WYNN RESORTS, LIMITED AND SUBSIDIARIES

SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Room Statistics for Las Vegas operations:
Occupancy %	87.6%	89.2%	83.5%	88.5%
Average Daily Rate (ADR)[1]	$254	$240	$254	$240
Revenue per available room (REVPAR)[2]	$222	$214	$212	$212

Other information for Las Vegas operations:
Table games win per unit per day[3]	$4,384	$7,062	$5,923	$8,283
Table Win %	15.0%	27.6%	19.2%	29.1%
Slot machine win per unit per day[4]	$186	$172	$192	$179
Average number of table games	217	229	219	227
Average number of slot machines	2,398	2,593	2,394	2,595

Room Statistics for Macau:
Occupancy %	90.0%	90.5%	90.7%	89.6%
Average Daily Rate (ADR)[1]	$317	$314	$321	$311
Revenue per available room (REVPAR)[2]	$286	$284	$291	$278

Other information for Macau:
Table games win per unit per day[3]	$23,479	$25,872	$23,908	$24,591
Slot machine win per unit per day[4]	$752	$791	$812	$797
Average number of table games	490	482	490	475
Average number of slot machines	926	1,040	927	1,026

(1)	ADR is Average Daily Rate and is calculated by dividing total room revenue (less service charges, if any) by total rooms occupied.
(2)	REVPAR is Revenue per Available Room and is calculated by dividing total room revenue (less service charges, if any) by total rooms available.
(3)	Table games win per unit per day is shown before discounts and commissions.
(4)	Slot machine win per unit per day is calculated as gross slot win minus progressive accruals and free play.

SOURCE:

Wynn Resorts, Limited

CONTACT:

Samanta Stewart, 702-770-7555

investorrelations@wynnresorts.com